Aearo Corporation
           Code of Ethics for Financial Executives and Operating Board

Exhibit 14.1


     In my role as an executive of the Aearo Corporation, I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

     To the best of my knowledge and ability:

     1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

     3. I comply with rules and regulations of federal, state, provincial and local governments and other appropriate private and public regulatory agencies.

     4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

     5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

     6. I share critical knowledge, as relevant to my constituents needs, acquired during the performance of my job and do not restrict such knowledge for only my benefit.

     7. I maintain skills important and relevant to my constituents needs to ensure the competent execution of my responsibilities.

     8. I proactively promote ethical behavior as a responsible partner among peers in my work environment.

     9. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

     10. I do not create or assist anyone to create a false or misleading entry in any book or business record of the Company.

     11. I agree to report any material transaction that could reasonably be expected to give rise to a conflict of interest or to any other violation of this Code of Ethics.

___________________________                          ___________________________
Signature                                                     Date
___________________________
Title